Exhibit 10.18
IsoPlexis Corporation
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Effective upon the closing of the Company’s initial public offering
The purpose of this Non-Employee Director Compensation Program (the “Program”) of IsoPlexis Corporation, a Delaware corporation (the “Company”), is to promote the interests of the Company’s stockholders by providing a total compensation package that attracts and retains, on a long-term basis, exceptional directors who are not employees of the Company or its subsidiaries (“Non-Employee Directors”). In furtherance of this purpose, all Non-Employee Directors on the Company’s Board of Directors (the “Board”) shall be compensated for services provided to the Company in such capacity as set forth below, effective upon the closing of the Company’s initial public offering (such date, the “Effective Date”). This Program was approved by the Board on August 16, 2021.
1.Annual Cash Retainers
Subject to Section 3 hereof, effective as of the Effective Date, each Non-Employee Director shall receive annual cash retainers as follows.
A.Annual Cash Retainer for Board Membership: $40,000 per year for service as a member of the Board.
B.Additional Annual Cash Retainer for Non-Executive Chair of the Board: $30,000 per year for service as the Non-Executive Chair of the Board.
C.Additional Annualized Cash Retainers for Committee Membership:

Audit Committee
Chair	$15,000
Member (Other than Chair)	$7,500
Nominating and Governance Committee
Chair	$8,000
Member (Other than Chair)	$4,000
Compensation Committee
Chair	$10,000
Member (Other than Chair)	$5,000
D.     Payment of Annual Retainers; Pro-Ration. The annual cash retainers listed above shall be paid in four equal quarterly installments in arrears. Each installment shall be paid as soon as practicable following the final calendar day of each fiscal quarter (or, if earlier, a director’s final day of Board service). Cash retainers shall be pro-rated (i) for any Non-Employee Director who assumes or vacates a position on the Board or any committee thereof during a fiscal quarter and (ii) for the fiscal quarter in which the Effective Date occurs, in each case, based on the number of days during such fiscal quarter that such Non-Employee Director served in the relevant positions for which the cash retainers are payable under this Program (as compared to the full number of days in such fiscal quarter).

2.Equity Awards
Grants of equity awards to Non-Employee Directors pursuant to this Program shall be automatic and nondiscretionary (without the need for any additional corporate action by the Board or the Compensation Committee of the Board):
A.     Initial Equity Grant. Subject to Section 3 hereof, each Non-Employee Director who is first elected or appointed to the Board after the Effective Date shall automatically be granted, on the effective date of his or her election or appointment to the Board, an initial award of options (“Stock Options”) to purchase shares of Common Stock under the Plan in respect of a number of shares of Common Stock determined by dividing $374,000 by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant, rounded down to the nearest whole share, and evidenced by an award agreement in the standard form approved by the Board prior to such grant (the “Initial Equity Grant”). The Stock Options subject to the Initial Equity Grant shall vest in equal monthly installments over approximately three years on the first day of the first calendar month following the applicable grant date, subject to such Non-Employee Director’s continued service as a Non-Employee Director through each such vesting date.
B.     Annual Equity Grant. Subject to Section 3 hereof, on the day of each regular annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Non-Employee Director who is continuing in service after the shareholder vote shall automatically be granted an annual award of Stock Options under the Plan in respect of a number of shares of Common Stock determined by dividing $187,000 by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant, rounded down to the nearest whole share, and evidenced by an award agreement in the standard form approved by the Board prior to such grant (the “Annual Equity Grant,”). The Stock Options subject to these full year Annual Equity Grants shall vest on the earlier of (i) the first anniversary of such grants and (ii) the day prior to the date of the next Annual Meeting following the applicable grant date, in each case, subject to such Non-Employee Director’s continued service as a Non-Employee Director through such vesting date.
C.     Change of Control Acceleration. In the event of a Change of Control (as defined in the Plan), all Stock Options granted to Non-Employee Directors pursuant to this Program shall, to the extent then outstanding and unvested, vest in full upon the Change of Control.
3.Annual Compensation Limit
No Non-Employee Director may be paid, issued or granted, in any calendar year, cash compensation and equity awards with an aggregate value greater than, in the case of, (i) the first fiscal year of such person’s service as a Non-Employee Director, $1,000,000, and (ii) any fiscal year following such first fiscal year, $750,000 (in each case, with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles) and counted toward this limit for the year in which it is granted). Any cash compensation paid or equity awards granted to an individual for his or her services as an employee or a consultant to the Company (other than as an Non-Employee Director), in each case, will not count for purposes of the limitation under this Program. Any cash compensation that is deferred will be counted toward this limit for the calendar year in which it was first earned, and not when paid or settled if later.

4.Expenses.
The Company shall reimburse each Non-Employee Director for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof within a reasonable amount of time following submission by such Non-Employee Director of reasonable written substantiation for such expenses.
5.Section 409A.
This Program and all cash compensation and equity awards paid or granted pursuant to this Program are intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder, or any state law equivalent (“Section 409A”) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an equity award or payment, or the settlement or deferral thereof, is subject to Section 409A, the equity award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A in order to avoid taxes or penalties under Section 409A. Each payment made pursuant to this Program shall be considered a separate payment for purposes of Section 409A. In no event will the Company reimburse a Non-Employee Director for any taxes imposed or other costs incurred as a result of Section 409A.
6.Revisions.
The Board may amend, alter, suspend or terminate this Program at any time and for any reason. No amendment, alteration, suspension or termination of this Program shall materially impair the rights of a Non-Employee Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Non-Employee Director and the Company.
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